Table 1 of 2

    The Reader's Digest Association, Inc. and Subsidiaries
          Consolidated Condensed Statements of Income
            Three-month periods ended September 30,
                       1999 and 1998 (a)




(In millions, except per share data)            September 30,        Percentage
(unaudited)                                     1999        1998     Change

Revenues                                       $519.2     $579.7     (10%)

Product, distribution and editorial             182.6      217.2     (16%)
 expenses
Promotion, marketing and administrative         297.8      345.9     (14%)
 expenses
Operating profit                                 38.8       16.6     134%

Other income (expense), net                       7.0      (12.6)    N/M

Income before provision for income taxes         45.8        4.0     N/M

Provision for income taxes                       17.2        1.5     N/M

Income before cumulative effect of
 change in accounting principles                 28.6        2.5     N/M

Cumulative effect of change in
 accounting principles
 for pension assets (net of tax                   ---       25.3     N/M
 provision of $15.2)

Net income                                      $28.6      $27.8     2.9%

Weighted average common shares                  107.4      107.2     ---
 outstanding

Basic and diluted earnings per share:

 Before cumulative effect of change in          $0.26      $0.02     N/M
   accounting principles
 Cumulative effect of change in                   ---       0.24     N/M
   accounting principles

 Basic and diluted earnings per share           $0.26      $0.26     ---

  Dividends per common share                    $0.05      $0.225   (78%)

  N/M - Not meaningful.

  (a) The company reports on a fiscal year beginning July 1. The three-month periods ended September 30, 1999 and 1998 are the first fiscal quarters of fiscal year 2000 and fiscal year 1999, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.


                                                            Table 2 of 2


    The Reader's Digest Association, Inc. and Subsidiaries
    Revenues and Operating Profit by Business Segments
    Three-month periods ended September 30, 1999 and 1998




   (In millions)                           September 30,         Percentage
   (unaudited)                           1999         1998       Change

REVENUES

Global Books and Home Entertainment      $319.7       $375.4      (15%)

U.S. Magazines                            118.0        124.5       (5%)

International Magazines                    72.6         79.4       (9%)

Other Businesses                            8.9          0.4       N/M

Total Revenues                           $519.2       $579.7      (10%)

OPERATING PROFIT (LOSS)

Global Books and Home Entertainment       $40.9        $17.2      138%

U.S. Magazines                              3.4          4.3      (21%)

International Magazines                     0.8         (4.8)     117%

Other Businesses                           (6.3)        (0.1)     N/M


Total Operating Profit                    $38.8        $16.6      134%

   N/M - Not meaningful.